Exhibit 10.4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is entered into effective as of this 27th day of June, 2013 (the “First Amendment Date”), by and between MG-POINT, LLC, a Colorado limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

RECITALS:

A. WHEREAS, Landlord and Tenant entered into that certain Office Lease dated January 11, 2013 (the “Lease”) relating to the leasing of certain premises consisting of approximately 10,575 rentable square feet of space in Suite No. 425 (the “Original Premises”) in the building located at 8310 South Valley Highway, Englewood, Colorado 80112 and commonly known as the “The Point at Inverness” (the “Building”), said Original Premises being more particularly described in the Lease;

B. WHEREAS, the parties established the Commencement Date as June 1, 2013 and the Expiration Date is January 31, 2021, unless terminated earlier pursuant to the Lease; and

C. WHEREAS, Landlord and Tenant desire (i) to expand the Original Premises to include the remainder of the 4th floor of the Building, which is an area consisting of approximately 10,942 rentable square feet as shown cross-hatched on Exhibit A attached hereto and incorporated herein (the “Expansion Space”) pursuant to Tenant’s Expansion Option under Section 5 of the Addendum to the Lease, (ii) to establish the Base Rent and other terms applicable to the Expansion Space, and (iii) to amend other terms of the Lease, all subject and pursuant to the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. INCORPORATION OF RECITALS. The foregoing Recitals shall be incorporated as though fully set forth herein.

2. EXPANSION AND EXPANSION EFFECTIVE DATE. Effective as of ninety (90) days after the First Amendment Date (the “Expansion Effective Date”), the Original Premises is increased from 10,575 rentable square feet to 21,517 rentable square feet by the addition of the Expansion Space, and from and after the Expansion Effective Date until the Expiration Date, the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease. The parties intend that the Lease Term for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and be coterminous with the Lease Term for the Original Premises, i.e., expiring on January 31, 2021. As of the end of the Expansion Term, Tenant shall surrender the Expansion Space to Landlord in accordance with the terms of the Lease. Except as set forth herein, the Expansion Term shall be on all the same terms and conditions of the Lease, including without limitation, the application of the Renewal Option to the Expansion Space.

3. EARLY ACCESS TO EXPANSION SPACE. Landlord shall use commercially reasonable efforts to provide Tenant with access to the Expansion Space promptly following mutual execution of this First Amendment for purposes of performing the Finish Work (hereafter defined) pursuant to the Work Letter attached hereto as Exhibit B. Tenant’s access to the Expansion Space before the Expansion Effective Date shall be subject to the terms and conditions of the Lease and this First Amendment, except that Tenant shall not be required to pay Rent for the Expansion Space for any days of possession before the Expansion Effective Date except for the cost of services requested by Tenant.

4. RENT AND OTHER TERMS.

4.1 Base Rent. Tenant shall pay Base Rent for the Expansion Space during the Expansion Term as follows in accordance with the terms of the Lease:

Period of the Expansion Term	Annual Base Rent Rate Per Rentable Square Foot	Annualized Base Rent	Monthly Installment of Base Rent
Expansion Effective Date – 1/31/14*	$24.00	$262,608.00	$21,884.00
2/1/14 – 1/31/15	$24.00	$262,608.00	$21,884.00
2/1/15 – 1/31/16	$24.50	$268,079.00	$23,339.00
2/1/16 – 1/31/17	$25.00	$273,549.96	$22,795.83
2/1/17 – 1/31/18	$25.50	$279,021.00	$23,251.75
2/1/18 – 1/31/19	$26.00	$284,492.04	$23,707.67
2/1/19 – 1/31/20	$26.50	$289,962.96	$24,163.58
2/1/20 – 1/31/21	$27.00	$295,434.00	$24,619.50

*	Subject to the abatement during the Abated Rent Period pursuant to Section 5 below.

4.2 Tenant’s Additional Rent.

(a) From and after the Expansion Effective Date, Tenant shall pay additional Rent with respect to the Expansion Space in accordance with the terms of the Lease, including, without limitation, Tenant’s Pro Rata Share of increases in Operating Expenses, computed using a Base Year of 2013 and applying a Tenant’s Pro Rata Share of 5.8531% to the Expansion Space.

(b) Tenant shall continue to pay to Landlord, at the time and in the manner set forth in the Lease, Tenant’s Base Rent and additional Rent due under the Lease with respect to the Original Premises.

4.3 Tenant’s Covenant to Pay Rent. Tenant agrees to pay to Landlord at Landlord’s Payment Address (as defined below), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Base Rent and Additional Rent due under the Lease with respect to the Original Premises and the Expansion Space. Any and all references in the Lease to “Rent” are hereby amended to include reference to all Base Rent and Additional Rent payable with respect to the entire Premises.

5. ABATED RENT PERIOD. Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses for the Expansion Space shall be abated during the Abated Rent Period pursuant and subject to the terms of Section 1 of the Addendum to the Lease. The Abated Rent Period with respect to the Expansion Space shall commence as of the Expansion Effective Date and shall end on the Abated Rent Period under the Lease, i.e., January 31, 2014.

6. ADDITIONAL DEPOSIT. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $24,619.50 which is added to and becomes part of the Deposit held by Landlord as provided under Sections 1.6 and 9 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Deposit is increased from $23,793.75 to $48,413.25.

7. CONDITION OF THE PREMISES. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Original Premises, Expansion Space, or the Building, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Tenant further acknowledges and agrees that, as of the First Amendment Date, (a) Tenant is in possession of the Original Premises, and (b) the Original Premises, Expansion Space, and the Building are in a good and sanitary order, condition and repair acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the Expansion Space “AS IS” in the condition existing on the Expansion Effective Date, and to have waived all claims relating to the condition of the Expansion Space.

8. IMPROVEMENTS TO THE EXPANSION SPACE. Tenant may perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.

9. PARKING. From and after the Expansion Effective Date, the Lease shall be amended as follows:

9.1 Spaces. Landlord and Tenant acknowledge and agree that, in addition to the Parking Spaces previously made available to Tenant under the Lease, Landlord shall make available to Tenant the use of an additional 46 Parking Spaces on an unreserved basis of which 42 shall be Surface Parking Spaces and 4 shall be Covered Parking Spaces, which brings the total number of Surface Parking Spaces made available to Tenant to 81, and the total number of Covered Parking Spaces to 9.

9.2 Sections 1.9 and 29. All other terms and conditions of Sections 1.9 and 29 of the Lease not amended herein shall continue in full force and effect, and the additional Surface Parking Spaces made available by Landlord in Section 9.1 above shall be subject to the terms and conditions of Section 29 of the Lease.

10. MONUMENT SIGNAGE.

10.1 Tenant acknowledges that the owner of the development in which the Building is located (“Inverness”) will be installing new monument signage for the Building. Tenant shall be entitled to display the name Redwood Trust, Inc. on one panel of the new monument sign located at the 8310 South Valley Highway (South) entrance to the Real Property (the “Monument Sign”) upon completion thereof at its sole cost and expense pursuant to and in accordance with Section 9 of the Addendum to the Lease and Section 10.2 below.

10.2 Upon Tenant’s request, Landlord shall provide signage criteria for the Monument Sign to Tenant in writing. No later than ten (10) days after receipt of Landlord’s signage criteria, Tenant shall submit its proposed sign design (the “Proposed Sign”) to Landlord for review by Landlord and Inverness. Provided that Landlord and Inverness approve the Proposed Sign, Landlord shall then provide Tenant with the cost estimate for the manufacturing and installation of the approved sign. Tenant shall either approve or reject such estimate within three (3) days and if approved Landlord shall request Inverness to manufacture and install the Proposed Sign on the Monument using Inverness’ contractor. The Proposed Sign shall be manufactured and installed at Tenant’s sole cost and expense, for which Tenant shall pay Landlord or, upon notice from Landlord, to such other parties as designated by Landlord, within thirty (30) days after receipt of invoices for the same. If Tenant fails to respond to the cost estimate within the three (3) day period provided such estimate shall be deemed approved by the Tenant.

11. BROKERAGE. Tenant represents it has not dealt with or employed any broker in connection with the negotiation, execution and delivery of this First Amendment and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.15 and 1.16 of the Lease (collectively, the “Brokers”). Landlord and Tenant shall each indemnify the other against any expense incurred by the other as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other or claiming by, through, or under the other, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.

12. GENERAL PROVISIONS.

12.1 Full Force and Effect; Conflict. Except as amended by this First Amendment, the Lease as modified herein remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this First Amendment, the terms and conditions of this First Amendment shall control.

12.2 Capitalized Terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

12.3 Governing Law. This first Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

12.4 Attorneys’ Fees. In the event of litigation arising out of or in connection with this First Amendment, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

12.5 Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

12.6 Entire Agreement. The Lease, as amended by this First Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

12.7 Power and Authority. Except as provided herein, Tenant has not assigned or transferred any interest in the Lease and has full power and authority to execute this First Amendment.

12.8 Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9 Facsimile/.PDF Signatures. This First Amendment may be executed by facsimile and/or .pdf signatures which shall be binding as originals on the parties hereto.

12.10 No Option. The submission of this document for examination and review does not constitute an option, an offer to lease space in the Building or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord’s execution of the same.

12.11 Disclosure. The parties hereto hereby acknowledge and agree that all information related to this First Amendment may be publically disclosed by Tenant without the prior written consent of Landlord to the extent necessary to comply with any law, rule or regulation (including, without limitation, any rule or regulation promulgated by the SEC) or the valid order of any governmental agency or any court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the First Amendment Date.

LANDLORD:

MG-POINT, LLC,

a Colorado limited liability company

By:	/s/ Paul B. Hogan
Name:	Paul B. Hogan
Title:	Authorized Signatory

TENANT:

REDWOOD TRUST, INC.,

a Maryland corporation

By:	/s/ E. Todd Whittemore
Name:	E. Todd Whittemore
Title:	Managing Director

SIGNATURE PAGE

FIRST AMENDMENT TO LEASE

THE POINT AT INVERNESS

8310 S. VALLEY HIGHWAY, SUITE 175

ENGLEWOOD, CO 880012-5806

(REDWOOD TRUST, INC.)

Exhibit A

to

First Amendment to Lease

Depiction of Expansion Space

1

Exhibit B

to

First Amendment to Lease

WORK LETTER

REDWOOD TRUST, INC.

Re:	First Amendment of even date herewith to Lease by and between MG-POINT, LLC, a Colorado limited liability company, as Landlord, REDWOOD TRUST, INC. a Maryland corporation, as Tenant, pertaining to approximately 10,942 rentable square feet on the 4th floor (the “Expansion Premises”) of the Building (the “First Amendment”).

Gentlemen:

Concurrently herewith, you as Tenant, and the undersigned, as Landlord, have executed the First Amendment covering the Expansion Premises (the provisions of the First Amendment are hereby incorporated by reference as if fully set forth herein and initially capitalized words not defined have the same meaning set forth in the Lease and First Amendment). In consideration of the execution of the First Amendment, Landlord and Tenant mutually agree as follows:

1. SPACE PLANNING AND ENGINEERING.

1.1 Landlord has provided to Tenant the architectural and engineering drawings for the tenant improvements existing (if any) in the Expansion Premises (“Landlord’s Drawings”).

1.2 Tenant shall retain Landlord’s then-current architect, or, at its option, another architect reasonably approved by Landlord as Tenant’s architect (“Tenant’s Architect”). Landlord hereby agrees that the following architects are deemed acceptable to Landlord as Tenant’s Architect: Kieding, Elsy and TPS, Tenant Planning Services. Tenant shall retain Landlord’s design engineers for electrical, plumbing and life safety as Tenant’s engineer (“Tenant’s Engineer”) to perform electrical, plumbing, and life safety engineering. In addition, Tenant shall retain Landlord’s designated structural engineers to provide engineering design review pertaining to structural design issues and Tenant shall retain Landlord’s designated mechanical engineer to perform all design review and construction coordination related to all mechanical elements of the Expansion Premises. Tenant shall provide to Landlord the Tenant-approved space plans for the Expansion Premises (collectively referred to herein as “Space Plans”) prepared by Tenant’s Architect by June 28, 2013. The Approved Space Plans shall contain information specified in Exhibit B and shall be sufficiently complete to permit Landlord to review such drawings for the purposes described in Section 1.3 below.

1.3 Within five (5) business days of receipt by Landlord of the Space Plans, Landlord and its engineers (“Landlord’s Engineers”) will review the Space Plans. Tenant’s Architect will advise Landlord and Landlord’s Engineers whether the Building HVAC System and/or the electrical service will have to be supplemented to allow installation of work shown on the Space Plans. If Landlord determines that the Space Plans (i) do not contain all of the information specified in Exhibit B or are not sufficiently complete to permit Landlord to review them for the purposes set forth herein; or (ii) indicate space usages inconsistent with the Lease (as amended by the First Amendment), Landlord will advise Tenant and Tenant will revise the Space Plans accordingly, resubmit them to Landlord, and the review procedure and time frames set forth above will be repeated. Failure by Landlord to advise Tenant of such determination within said 5-day period shall be deemed to be a Landlord Delay; if Landlord does not respond within such period, Landlord shall be deemed to have approved such Space Plans. When approved by Landlord and Tenant, the Space Plans will be signed or initialed by Landlord and Tenant; such approved drawings will be deemed the “Approved Space Plans.” Landlord’s approval of the Space Plans creates no responsibility or liability on the part of Landlord for completeness, design sufficiency, or compliance with all Applicable Laws.

1.4 Promptly following receipt of the Approved Space Plans, Tenant shall provide Landlord with architectural working drawings prepared by Tenant’s Architect (the “Architectural Working Drawings”) and structural, plumbing, fire protection, mechanical, controls, electrical and life safety engineering drawings (collectively, the “Engineering Working Drawings”) prepared by Tenant’s Engineer, all of which shall be prepared substantially in the form provided in Exhibit B. The Architectural Working Drawings shall be coordinated by Tenant’s Architect with Landlord’s Drawings and the Approved Space Plans. The Architectural Working Drawings and the Engineering Working Drawings shall be approved by Tenant and shall be logical extensions of the Approved Space Plans for the Expansion Premises. Tenant and Tenant’s Architect shall be responsible for the consistency between the Architectural Working Drawings and the Engineering Working Drawings, conflicts with base building specifications or Base Building Work and field conditions (unless such field conditions materially vary from Landlord’s Drawings, as modified) and for the Architectural Working Drawings and the Engineering Working Drawings complying with building code provisions. Landlord shall notify Tenant’s Architect of changes in Landlord’s Drawings affecting the Finish Work within 5 business days of an actual change in such drawings (not just a proposed change), so as to minimize interference with or delay to completion of Tenant’s Working Drawings. Landlord shall identify items that Landlord will require Tenant to remove upon the expiration or earlier termination of the Lease in accordance with the Lease. Notwithstanding the foregoing, Landlord will make its election regarding removal of Finish Work at the time Landlord approves such Finish Work if such election by Landlord is expressly requested by Tenant as to any Finish Work requiring Landlord’s consent. If Landlord fails to make such election following receipt of a notice requesting such election, Tenant shall have no obligation to remove any such Finish Work.

1.5 Tenant will copy Landlord on all changes to the Final Drawings. In the event Landlord has comment or concern with any change, Landlord will issue a written directive and Tenant will rectify. Landlord will respond to all written requests for changes within 3 business days of Landlord’s receipt. If Landlord does not respond within such period, Landlord will be deemed to have consented to the requested changes. Landlord’s review of the Space Plans or Tenant’s Working Drawings do not imply approval by Landlord as to the Final Drawings’ compliance with Applicable Laws.

2. FINISH WORK AND FINISH ALLOWANCE.

2.1 Following Landlord’s approval of the Final Drawings, Tenant is responsible for the diligent completion of all finish work substantially in accordance with the Final Drawings (the “Finish Work”) and for all other work necessary for Tenant to commence operation of its business in the Expansion Premises, including installation of Tenant’s security system, phone and data systems, and other equipment. Landlord will deliver possession of the Expansion Premises “as is”, except as provided in the First Amendment, to Tenant for the purpose of completing the Finish Work within one (1) business day after the First Amendment Date (the “Delivery Date”). Tenant’s use and occupancy of the Expansion Premises from the Delivery Date until the Expansion Effective Date are subject to all of the terms and provisions of the Lease, except for Tenant’s obligation to pay Base Rent and its Pro Rata Share of Operating Expenses. At the time of submittal of Working Drawings to Landlord, Tenant shall submit to Landlord, for approval, a list of all contractors from whom Tenant intends to request bids. Tenant will use a standard AIA stipulated sum contract for contractor procurement. Building rules and regulations will be an attachment and requirement for the contract. Landlord hereby agrees that the following contractors are deemed approved by Landlord: i2 Construction, EJCM, Provident Construction and Edifice, LLC for purposes of the Finish Work. Tenant shall submit bid responses and, if not deemed approved, its contractor selection to Landlord for approval prior to awarding the work. Tenant’s subcontractors list will be submitted to Landlord and subject to Landlord’s reasonable approval.

2.2 Tenant agrees to execute a contract for design and construction services to complete the Finish Work (the “Contract”) with contractors and subcontractors reasonably satisfactory to Landlord (collectively, “Tenant’s Contractors”). Tenant and Tenant’s Contractors will be required to adhere to the requirements set forth on Exhibit C, the rules and regulations set forth on Exhibit D (collectively, “Requirements”). The Contract will incorporate the provisions of the Requirements. Landlord will review the Contract for compliance with the Requirements within 3 business days thereafter; if Landlord does not respond within such period, Landlord shall be deemed to have approved such contract. Following approval, Tenant will promptly commence and proceed diligently to complete the Finish Work.

2.3 Landlord has no obligation to Tenant’s Contractors except for the provision of those services which Landlord provides to other tenant finish contractors in the Building without preference or privileges, and Landlord agrees to provide such services. Tenant’s Contractors will be obligated to cooperate with contractors employed by Landlord (“Landlord’s Contractors”) who are completing work in the Building, including construction for any other tenants of the Building, and such Contractors will each conduct its respective work in an orderly fashion and manner so as not to unreasonably interfere with the other.

2.4 Tenant assumes full responsibility for Tenant’s Contractor’s performance of all work including compliance with Applicable Laws, and for all Tenant’s Contractors’ property, equipment, materials, tools or machinery placed or stored in the Expansion Premises during the completion thereof. All such work is to be performed in a good and workmanlike manner consistent with first class standards.

2.5 Tenant will cause Tenant’s Contractors to: (i) conduct work so as not to unreasonably interfere with any other construction occurring in the Building or any other tenants of the Building, including Landlord’s completion of the Base Building Work in the Common Area corridors or construction for any other tenants of the Building; (ii) comply with the Requirements and all other rules and regulations relating to construction activities in the Building promulgated from time to time by Landlord for the Building; (iii) reach agreement with Landlord’s Contractors as to the terms and conditions for hoisting, systems interfacing, and use of temporary utilities; and (iv) deliver to Landlord such evidence of compliance with the provisions of this paragraph as Landlord may reasonably request.

2.6 Landlord shall pay the cost of the Finish Work completed in accordance with the Final Drawings (including the cost of preparation of the Space Plans and Final Drawings), all labor, materials, permits, fees (including Landlord’s construction management fee equal to 1% of all hard costs of construction), and contractors and subcontractors’ charges up to a total maximum of $381,423.85 (the “Finish Allowance”). Costs of preparation and review of the Space Plans and Final Drawings and all costs of the Finish Work in excess of the Finish Allowance shall be at Tenant’s expense. Costs arising from Tenant Delay shall be at Tenant’s additional cost and expense and may be deducted from any excess Finish Allowance following final completion of the Finish Work and determination of the actual costs of the Finish Work. Tenant is responsible for and shall pay all costs and expenses payable under this Work Letter that are not allowable as expenditures from the Finish Allowance as such amounts become due and payable. Unless otherwise agreed by Landlord and Tenant in writing and subject to delays beyond Tenant’s reasonable control, if any portion of the Finish Allowance has not been requested by Tenant on or before April 1, 2014, such amount will be forfeited by Tenant to Landlord.

2.7 The Finish Allowance is to be expended solely for the benefit of Landlord; that is, the Finish Allowance will be expended only to pay for design, engineering, installation, and construction of the Finish Work (including installation of any cabling) which under the Lease becomes the property of Landlord upon installation and not for movable furniture, equipment, and trade fixtures not physically attached to the Expansion Premises. Landlord may deduct from the Finish Allowance any amounts due Landlord in accordance with Section 2.6. As design, engineering, and construction work is completed and Tenant receives invoices therefor, Tenant will submit requests for payment to Landlord not more frequently than monthly, along with appropriate lien waivers (substantially in the forms attached hereto as Exhibit E) and such other documentation as Landlord reasonably requires. On a monthly basis following receipt of such documentation (with such payment being made within 30 days if all required documentation is received by Landlord by the 5th of such month), Landlord will pay the amounts requested by delivery to Tenant of Landlord’s check(s) payable to Tenant or, at Landlord’s option, payable to Tenant and Tenant’s Contractors jointly. If the Finish Work is completed in phases, the Finish Allowance shall be disbursed on a per-square-foot basis, based on the square footage completed in the respective phase (ready for occupancy and use by Tenant). If the estimated costs of completing the Finish Work exceed the Finish Allowance, Landlord shall have the right to disburse the Finish Allowance on a percentage basis, equal to that percentage of the invoiced work that equals the percentage that the Finish Allowance constitutes of the total estimated costs of the Finish Work. Notwithstanding the foregoing to the contrary, following final completion of the Finish Work and determination of the actual costs of the Finish Work, Tenant may use any portion of the Finish Allowance that exceeds such actual costs of the completed Finish Work for purchase and installation of furniture, fixtures, and equipment to be exclusively used within the Premises or for documented third-party costs associated with moving into the Premises. Except as set forth herein, in no event shall the Finish Allowance be used for the purchase of any other equipment, furniture or other items of personal property.

2.8 During completion of the Finish Work and until the Expansion Effective Date, Tenant’s Contractors shall balance the Building HVAC system serving the Expansion Premises, the cost and expense of which shall be part of the Finish Allowance; immediately after the Expansion Effective Date, Landlord will reasonably cooperate with Tenant in the balancing of the Building HVAC system serving the Expansion Premises at Tenant’s sole cost and expense, which shall be limited to Landlord’s actual documented third-party costs, without mark-up. Tenant will pay all such expenses within 10 days after billing from Landlord.

2.9 Tenant will indemnify, defend and hold harmless Landlord, Landlord’s Mortgagee, Building Manager, and Landlord’s Contractors from and against liability, costs or expenses, including attorney’s fees on account of damage to the person or property of any third party arising out of, or resulting from the performance of the Finish Work, including, but not limited to, mechanics’ or other liens or claims (and all costs associated therewith). Tenant will also repair or cause to be repaired at its expense all damage caused to the Expansion Premises or the Building by Tenant’s Contractors or its subcontractors. Further, Landlord will have the right as described in Section 12.1 of the Lease to post and maintain notices of non-liability.

2.10 Tenant agrees to submit to Landlord upon completion of all work a final set of as-built Final Drawings (inclusive of three prints and three CAD disks) incorporating changes upon completion of the Finish Work.

2.11 Notwithstanding any provision herein or in the Lease (as amended by the First Amendment) to the contrary, the Expansion Effective Date and Tenant’s Rent obligations and other obligations will not be delayed or extended by any delay in completion of the Finish Work unless such delay is caused by “Net Landlord Delay.” The term “Landlord Delay” means any delay in the preparation, finalization or approval of the Approved Space Plans or Final Drawings or completion of the Finish Work caused by Landlord’s failure to perform its obligations under this Work Letter within the time limits set forth herein. All delays other than Landlord Delay are deemed “Tenant Delay.” “Net Landlord Delay” means the number of days, if any, by which Landlord Delay exceeds Tenant Delay and the Expansion Effective Date will be delayed by a number of days equal to the number of days of Net Landlord Delay, if any.

2.12 Tenant designates and authorizes Don Fitzmartin to act for Tenant in this Work Letter. Tenant has the right by written notice to Landlord to change its designated representative.

2.13 Landlord designates and authorizes Deborah Haberkorn to act for Landlord in connection with this Work Letter (“Landlord’s Representative”). Landlord has the right by written notice to Tenant to change the Landlord’s Representative.

2.14 All notices required hereunder will be in writing in accordance with provision for notices in the Lease (as amended by the First Amendment).

REDWOOD TRUST, INC., a Maryland corporation		MG-POINT, LLC, a Colorado limited liability

By:	/s/ E. Todd Whittemore	By:	/s/ Paul B. Hogan

Print Name:	E. Todd Whittemore	Authorized Signatory
Print Title:	Managing Director
“Landlord”
ATTEST:

By:	/s/ Christopher J. Abate

Print Name:	Christopher J. Abate
Print Title:	Chief Financial Officer

“Tenant”